Exhibit 10.1

[EXECUTION COPY]

Bank of America, N.A.

100 Federal Street

Boston, Massachusetts 02110

September 26, 2018

Destination Maternity Corporation

232 Strawbridge Drive

Moorestown, New Jersey 08057

Attention:	Thomas J. McCracken
Senior Vice President, Finance

Commitment Letter

$76,000,000 Senior Credit Facilities

Ladies and Gentlemen:

Destination Maternity Corporation, a Delaware corporation (“Company” or “you”) has advised Bank of America, N.A. (“Bank of America”) that the Borrowers (as defined in the Summary of Terms referred to below) are seeking a new senior secured asset-based credit facility in an aggregate principal amount of $76,000,000 comprised of (i) a first-in last-out asset-based term loan facility of $24,000,000 (the “FILO Term Loan Facility”) and (ii) a senior asset-based revolving credit facility of $52,000,000 (the “ABL Facility”, and together with the FILO Term Loan Facility, the “Senior Credit Facilities”). In connection with the foregoing, Bank of America is pleased to offer to be the sole administrative agent and collateral agent (in such capacities, the “Administrative Agent”) for the Senior Credit Facilities and is pleased to offer its commitment to lend the entire amount of the Senior Credit Facilities, upon and subject to the terms and conditions set forth in this letter and in the Summary of Terms and Conditions attached as Exhibit A hereto and incorporated herein by this reference (the “Summary of Terms” and together with this commitment letter, collectively, the “Commitment Letter”). Bank of America is pleased to advise you of its willingness in connection with the foregoing commitment to act as sole lead arranger and sole bookrunner for the Senior Credit Facilities (in such capacities, the “Lead Arranger” and, together with Bank of America in its capacity as a lender and as Administrative Agent, collectively the “Commitment Parties”).

Bank of America will act as sole Administrative Agent and the sole Lead Arranger for the Senior Credit Facilities. No additional agents, co-agents or arrangers will be appointed and no other titles will be awarded without the prior written approval of Bank of America.

The commitment of Bank of America hereunder and the undertaking of the Lead Arranger to provide the services described herein are subject to the satisfaction of each of the following conditions precedent in a manner acceptable to the Commitment Parties: (a) the completion of a due diligence review of the assets, liabilities (including contingent liabilities) and businesses of the Company and its subsidiaries in scope and with results satisfactory to the Commitment Parties in our sole and absolute discretion; (b) the accuracy and completeness in all material respects of all representations that you and your affiliates make to the Commitment Parties pursuant to this Commitment Letter and the Fee Letter and your compliance with the terms of this Commitment Letter (including the Summary of Terms) and the Fee Letter (as hereinafter defined); (c) prior to the Closing Date (as hereinafter defined), there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Company or any of its subsidiaries; (d) the negotiation, execution and delivery of definitive documentation for the Senior Credit Facilities consistent with the Summary of Terms and otherwise satisfactory to the Commitment Parties; and (e) no change, occurrence or development shall have occurred or become known to Bank of America since February 3, 2018, that has had or could reasonably be expected to have (a) a material adverse effect upon the operations, business, assets, liabilities (actual or contingent), or financial condition of any Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Borrower or any Guarantor to perform its obligations under any Loan Document to which it is a party; or (c) a material impairment of the rights and remedies of the Administrative Agent or the Lenders under any Loan Document or a material adverse effect upon the legality, validity, binding effect or enforceability against any Borrower or any Guarantor of any Loan Document to which it is a party (a “Material Adverse Effect”).

It is anticipated that, other than Bank of America, no additional lenders will provide any portion of the Senior Credit Facilities as of the Closing Date (as hereinafter defined); provided, however, that the Lead Arranger retains the right to syndicate the Senior Credit Facilities to achieve a syndication of the Senior Credit Facilities that is satisfactory to the Lead Arranger and you. If the Lead Arranger commences syndication of the Senior Credit Facilities, you agree to actively assist the Lead Arranger in achieving a syndication of the Senior Credit Facilities that is satisfactory to the Lead Arranger and you. Such assistance shall include your (a) providing and causing your advisors to provide the Commitment Parties and any lenders upon request with all information reasonably deemed necessary by the Commitment Parties to complete syndication (including the Projections (as hereinafter defined), the “Information”), (b) assisting in the preparation of materials to be used in connection with the syndication of the Senior Credit Facilities (collectively with the Summary of Terms, the “Information Materials”), (c) using your commercially reasonable efforts to ensure that any syndication efforts of Bank of America benefit materially from your existing banking relationships, and (d) otherwise assisting the Commitment Parties in their syndication efforts, including by making your officers and advisors available from time to time to attend and make presentations regarding the business and prospects of the Company and its subsidiaries, as appropriate, at one or more meetings of prospective lenders.

It is understood and agreed that Bank of America will manage and control all aspects of the syndication, if any, in consultation with you, including decisions as to the selection of prospective lenders and any titles offered to proposed lenders, when commitments will be accepted and the final allocations of the commitments among the lenders. It is understood that no lender participating in the Senior Credit Facilities will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Summary of Terms and the Fee Letter.

You represent, warrant and covenant that (a) all financial projections concerning the Company and its subsidiaries that have been or are hereafter made available to Bank of America or any lender by you or any of your representatives (or on your or their behalf) or by the Company or any of its subsidiaries or representatives (or on their behalf) (the “Projections”) have been or will be prepared in good faith based upon assumptions you believe to be reasonable at the time and (b) all Information, other than Projections, which has been or is hereafter made available to Bank of America or any lender by you or any of your representatives (or on your or their behalf) in connection with any aspect of the transactions contemplated under the Senior Credit Facilities, as and when furnished (and giving effect to all supplements and updates thereto), is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading. You agree to furnish us with further and supplemental information from time to time until the date of the initial borrowing under the Senior Credit Facilities (the “Closing Date”) and, if requested by us, for a reasonable period thereafter as is necessary to complete any syndication of the Senior Credit Facilities so that the representation, warranty and covenant in the immediately preceding sentence are correct on the Closing Date and on such later date on which any syndication of the Senior Credit Facilities is completed as if the Information were being furnished, and such representation, warranty and covenant were being made, on such date. In issuing this commitment and in arranging the Senior Credit Facilities, the Commitment Parties are and will be using and relying on the Information without independent verification thereof.

You acknowledge that Bank of America on your behalf may make available Information Materials to proposed lenders by posting the Information Materials on IntraLinks, SyndTrak or another similar electronic system. In connection with any syndication of the Senior Credit Facilities, unless the parties hereto otherwise agree in writing, you shall be under no obligation to provide Information Materials suitable for distribution to any prospective lender (each, a “Public Lender”) that has personnel who do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Company, its respective affiliates or any other entity, or the respective securities of any of the foregoing. You agree, however, that the definitive loan documentation will contain provisions concerning Information Materials to be provided to Public Lenders and the absence of MNPI therefrom. Prior to distribution of Information Materials to prospective lenders, you shall provide us with a customary letter authorizing the dissemination thereof.

By executing this Commitment Letter, you agree to reimburse Bank of America from time to time on demand for all reasonable and documented out-of-pocket fees and expenses (including, but not limited to, (a) the reasonable fees, disbursements and other charges of Choate, Hall & Stewart LLP, as the sole primary counsel to the Lead Arranger and the Administrative Agent, and of special and local counsel retained by the Lead Arranger or the Administrative Agent (after consultation with the Company) and (b) due diligence expenses) incurred in connection with the Senior Credit Facilities, the syndication thereof (if applicable) and the preparation of the definitive documentation therefor, and with any other aspect of the Senior Credit Facilities and any similar transaction and any of the other transactions contemplated thereby, in each case, whether or not the Senior Credit Facilities closes (it being understood and agreed that, assuming reasonable negotiation of the definitive documentation for the Senior Credit Facilities, the fees of Choate, Hall & Stewart LLP (as counsel to the Lead Arranger and the Administrative Agent) is anticipated to range between (and not exceed) $125,000 to $150,000 through the Closing Date; provided, however, that if the Commitment Parties shall have (x) breached their obligations under the Commitment Letter to provide the Senior Credit Facilities subject to and upon the terms and conditions set forth in the Commitment Letter or (y) terminated their commitments under the Commitment Letter prior to its stated termination date, your obligation to reimburse Bank of America for the fees of Choate, Hall & Stewart LLP shall be limited to $100,000). You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

You agree to indemnify and hold harmless each Commitment Party, each lender and each of their affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the transactions contemplated herein or

(b) the Senior Credit Facilities, or any use made or proposed to be made with the proceeds thereof (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNIFIED PARTY), except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from (i) such Indemnified Party’s gross negligence or willful misconduct or (ii) such Indemnified Party’s material breach in bad faith of its obligations under this Commitment Letter. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the transactions contemplated herein is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with the Senior Credit Facilities or any other aspect of the transactions contemplated herein, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.

This Commitment Letter, the fee letter between you and Bank of America of even date herewith (the “Fee Letter”) and the contents hereof and thereof are confidential and, except for disclosure hereof or thereof on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the transactions contemplated herein or as otherwise required by law, may not be disclosed by you in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this Commitment Letter (including the Summary of Terms) but not (solely with respect to clause (b) of this sentence) the Fee Letter (a) on a confidential basis to your board of directors and advisors of in connection with their consideration of the transactions contemplated herein, and (b) after your acceptance of this Commitment Letter and the Fee Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges. Bank of America hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), it is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow each Commitment Party to identify you in accordance with the Act.

Each Commitment Party shall use all confidential information provided to them by or on behalf of you or any of your affiliates hereunder or in connection with the transactions contemplated hereby solely for the purpose of providing the services which are the subject of this letter agreement and otherwise in connection with the transactions contemplated herein and shall treat confidentially all such information; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Commitment Party agrees to inform you promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation), (ii) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or any of its respective affiliates, (iii) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this agreement by such Commitment Party, (iv) to such Commitment Party’s affiliates, and it’s and such affiliates’ respective employees, legal counsel, independent auditors, advisors and other experts or agents who need to know such information in connection with the transactions contemplated herein and are informed of the confidential nature of such information, (v) for purposes of establishing a “due diligence” defense, (vi) to the extent that such information is or was received by such Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to you, (vii) to the extent that such information is independently developed by such Commitment Party or its affiliates or (viii) to potential lenders, participants assignees, the holders of the Term Loan (as defined in the Summary of Terms) or potential counterparties to any swap or derivative transaction relating to the Borrowers or any of the Borrowers’ subsidiaries or any of their respective obligations, in each case, who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as otherwise reasonably acceptable to you and such Commitment Party, including as may be agreed in any confidential information memorandum or other marketing material). This paragraph shall terminate on the second anniversary of the date hereof.

You acknowledge that the Commitment Parties or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. Each Commitment Party agrees that it will not furnish confidential information obtained from you to any of their other customers and that they will treat confidential information relating to the Company and its respective affiliates with the same degree of care as they treat their own confidential information. Each Commitment Party further advises you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that the Commitment Parties are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you or any of your or its respective affiliates that is or may come into the possession of any such Commitment Party or any of such affiliates.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (a) (i) the arranging and other services described herein regarding the Senior Credit Facilities are arm’s-length commercial transactions between you and your affiliates, on the one hand, and Bank of America and each other Commitment Party, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; (b) (i) Bank of America and each other Commitment Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (ii) neither Bank of America nor any other Commitment Party has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (c) Bank of America and each other Commitment Party and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, Bank of America and any other Commitment Party have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against Bank of America and any other Commitment Party with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

This Commitment Letter (including the Summary of Terms) and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. You and each Commitment Party hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including the Summary of Terms), the Fee Letter, and the transactions contemplated hereby and thereby or the actions of the Commitment Parties in the negotiation, performance or enforcement hereof. Each of the Commitment Parties and you hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter (including the Summary of Terms), the Fee Letter and the transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Nothing in this Commitment Letter (including the Summary of Terms) or the Fee Letter shall affect any right that any Commitment Party or any affiliate thereof may otherwise have to bring any claim, action or proceeding relating to this Commitment Letter (including the Summary of Terms), the Fee Letter and/or the transactions contemplated hereby and thereby in any court of competent jurisdiction to the extent necessary or required as a matter of law to assert such claim, action or proceeding against any assets of the Company or any of its subsidiaries or enforce any judgment arising out of any such claim, action or proceeding. Each of the Commitment Parties and you agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. Each of the Commitment Parties and you waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment. The commitments and undertakings of the Commitment Parties may be terminated by us if you fail to perform your obligations under this Commitment Letter or the Fee Letter on a timely basis.

The provisions of the immediately preceding seven paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Senior Credit Facilities shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Commitment Parties hereunder.

This Commitment Letter and the Fee Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter or the Fee Letter by facsimile or other electronic transmission (e.g., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof or thereof.

This Commitment Letter (including the Summary of Terms) and the Fee Letter embody the entire agreement and understanding among the Commitment Parties, you and your affiliates with respect to the Senior Credit Facilities and supersedes all prior agreements and understandings relating to the specific matters hereof. However, please note that the terms and conditions of the commitment of Bank of America and the undertaking of the Lead Arranger hereunder are not limited to those set forth herein or in the Summary of Terms. Those matters that are not covered or made clear herein or in the Summary of Terms or the Fee Letter are subject to mutual agreement of the parties. No party has been authorized by any the Commitment Party to make any oral or written statements that are inconsistent with this Commitment Letter.

This Commitment Letter is not assignable by any party hereto without the prior written consent of each other party hereto and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

This Commitment Letter and all commitments and undertakings of the Commitment Parties hereunder will expire at 5:00 p.m. (New York City time) on September 26, 2018 unless you execute this Commitment Letter and the Fee Letter and return them to Bank of America prior to that time (which may be by email or facsimile transmission), whereupon this Commitment Letter (including the Summary of Terms) and the Fee Letter (each of which may be signed in one or more counterparts) shall become binding agreements. Thereafter, all commitments and undertakings of the Commitment Parties hereunder will expire on December 26, 2018, unless the Closing Date occurs on or prior thereto. In consideration of the time and resources that the Commitment Parties will devote to the Senior Credit Facilities, you agree that, until the earlier of such expiration or the occurrence of the Closing Date, you will not solicit, initiate, entertain or permit, or enter into any discussions in respect of, any offering, placement or arrangement of any competing senior credit facility or facilities for you and your subsidiaries (other than the Term Loan Facility referred to in the Summary of Terms).

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Christine Hutchinson
	Name:	Christine Hutchinson
	Title:	Director

[Signature Page to Commitment Letter]

ACCEPTED AND AGREED TO

AS OF THE DATE FIRST ABOVE WRITTEN:

DESTINATION MATERNITY CORPORATION

By:	/s/ Marla A. Ryan
	Name:	Marla A. Ryan
	Title:	Chief Executive Officer

[Signature Page to Commitment Letter]

EXHIBIT A

SUMMARY OF TERMS AND CONDITIONS

$76,000,000 SENIOR CREDIT FACILITIES

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the commitment letter (the “Commitment Letter”) to which this Summary of Terms and Conditions (this “Summary of Terms”) is attached.

BORROWERS:	Destination Maternity Corporation, a Delaware corporation (the “Company”) and any other wholly-owned subsidiary of the Company organized under the laws of the United States of America or a State or instrumentality thereof with assets to be included in the Borrowing Base (collectively, the “Borrowers” and each individually, a “Borrower”).

GUARANTORS:	The obligations under the Senior Credit Facilities and under any interest rate protection or other hedging arrangements entered into with a Lender or any affiliate of a Lender (“Hedging Obligations”) and under any cash management, treasury management (including p-cards), supply chain financing, leasing or other banking product arrangements entered into with a Lender or any affiliate of a Lender (“Banking Product Obligations”) will be unconditionally guaranteed jointly and severally on a senior secured basis by each existing and future direct and indirect domestic and, to the extent no material adverse tax consequences would result, foreign subsidiary of the Company that is not a Borrower (the “Guarantors” and, together with the Borrowers, collectively referred to as the “Loan Parties” and individually as a “Loan Party”). All guarantees will be guarantees of payment and not of collection.

ADMINISTRATIVE AND

COLLATERAL AGENT:	Bank of America, N.A. (“Bank of America”) will act as sole administrative and collateral agent (in such capacities, the “Administrative Agent”).

LEAD ARRANGER AND

BOOKRUNNER:	Bank of America will act as sole lead arranger and sole bookrunner (the “Lead Arranger”).

LENDERS:

Bank of America and other banks, financial institutions and institutional lenders acceptable to the Lead Arranger and the Administrative Agent, and reasonably acceptable to the Company (collectively, the “Lenders” and each individually, a “Lender”).

Lenders holding commitments under the ABL Facility (as hereinafter defined) are referred to herein, collectively, as the “ABL Lenders”. Lenders holding commitments or term loans under the FILO Term Loan Facility (as hereinafter defined) are referred to herein, collectively, as the FILO Term Loan Lenders”.

SWING LINE LENDER:	Bank of America, as the swing line lender (in such capacity, the “Swing Line Lender”).

ISSUING BANK:	Bank of America and other Lenders who shall agree to become an issuing bank (in such capacity, each an “Issuing Bank” and collectively, the “Issuing Banks”).

SENIOR CREDIT

FACILITIES:	An aggregate principal amount of up to $76,000,000 will be available through the following facilities:

ABL Facility: a senior secured asset-based revolving credit facility in an aggregate principal amount of $52,000,000, subject to the Borrowing Base as provided herein and other terms and conditions herein (the “ABL Facility” and, together with the FILO Term Loan Facility referred to below, collectively, the “Senior Credit Facilities”), available from time to time until the maturity of the Senior Credit Facilities, which will include a $10,000,000 sublimit for the issuance of letters of credit (each a “Letter of Credit”) and a $10,000,000 sublimit for swingline loans (each a “Swingline Loan”). Letters of Credit will be issued by the Issuing Banks and Swingline Loans may be made available by the Swing Line Lender, and each of the Lenders under the ABL Facility will purchase an irrevocable and unconditional participation in each Letter of Credit and each Swingline Loan. The revolving credit loans (including the Swingline Loans) under the ABL Facility (collectively, the “ABL Loans”) may be drawn, repaid and reborrowed.

FILO Term Loan Facility: a senior secured asset-based term loan facility advanced on a “first-in, last-out” basis in an aggregate principal amount of $24,000,000, subject to the FILO Borrowing Base as provided herein and other terms and conditions contained herein (the “FILO Term Loan Facility”), all of which will be drawn on the Closing Date (as hereinafter defined) (subject to the implementation of any applicable FILO Term Loan Pushdown Reserve (as hereinafter defined) as provided herein). The term loans advanced under the FILO Term Loan Facility (collectively, the “FILO Term Loans” and, together with the Revolving Credit Loans, collectively, the “Loans”) may not be repaid or prepaid, except (a) in connection with a termination of all commitments under the Senior Credit Facilities and payment in full in cash of all secured obligations under or described in the Credit Facilities Documentation (as hereinafter defined), (b) in connection with any mandatory prepayments required under the Credit Facilities Documentation (as hereinafter defined) and (c) at any time when the FILO Payment Conditions (as hereinafter defined) are satisfied, subject, in each case to the payment of any applicable Prepayment Fee (as defined in the Fee Letter). The FILO Term Loans that are repaid or prepaid may not be reborrowed.

As used herein, “FILO Payment Conditions” shall mean (a) as of the date of any such payment, and after giving effect thereto, no default or event of default shall exist or have occurred and be continuing; and (b) as of the date of any such payment, on a pro forma basis, and after giving effect thereto, Excess Availability on such date and as projected at all times for the immediately succeeding six (6) month period shall be equal to or greater than 25% of the Combined Loan Cap. The Administrative Agent shall have received a certificate of an authorized officer of the Borrowers certifying as to compliance with the preceding sentence and demonstrating (in reasonable detail) the calculations required thereby.

SWINGLINE OPTION:	Swingline Loans may be made available on a same day basis in the discretion of the Swing Line Lender. The Borrowers shall repay each Swingline Loan in full no later than ten (10) business days after such loan is made.

INCREASE OPTION:	Provided that no default or event of default exists, and subject to the satisfaction of other customary terms and conditions, the Borrowers shall have the right from time to time to increase the commitments under the ABL Facility, without obtaining the approval of the Lenders for such increase, by a maximum aggregate principal amount equal to $20,000,000 (the “Increase Option”). Unless a commitment is evidenced in writing, under no circumstances shall any Lender under the Senior Credit Facilities be deemed to have committed to provide any portion of such increase.

BORROWING BASES:	ABL Loans, Swingline Loans and Letters of Credit shall be provided to the Borrowers subject to the terms and conditions of the Credit Facilities Documentation (as hereinafter defined) and availability under the ABL Facility will be calculated as follows (the “Borrowing Base”):

(a) 90% of eligible credit card receivables of the Borrowers, plus

(b)	80% of eligible wholesale accounts receivable of the Borrowers (provided, however that (x) amounts included in the Borrowing Base pursuant to this clause (b) shall not exceed $5,000,000), plus

(c)	80% of eligible leased department receivables of the Borrowers, plus

(d)	90% of the appraised net orderly liquidation value of eligible inventory (other than in-transit inventory) of the Borrowers (including, eligible leased department inventory in an aggregate amount not to exceed $10,000,000), plus

(e)	90% of the appraised net orderly liquidation value of eligible in-transit inventory of the Borrowers, plus

(f)	100% of all Qualified Cash, minus

(g)	the FILO Term Loan Push Down Reserve (as hereinafter defined); minus

(h)	in each case, applicable reserves determined by the Administrative Agent in its Permitted Discretion (as hereinafter defined.

The FILO Term Loan Facility shall be provided to the Borrowers subject to the terms and conditions of the Credit Facilities Documentation (as hereinafter defined). The borrowing base for the FILO Term Loan Facility will be calculated as follows (the “FILO Borrowing Base”):

(a)	the FILO Inventory Advance Rate (as hereinafter defined) of the appraised net orderly liquidation value of eligible inventory (other than in-transit inventory or leased department inventory) of the Borrowers; plus

(b)	the FILO IP Advance Rate (as hereinafter defined) of the forced liquidation value (net of operating expenses, liquidation expenses and commissions reasonably anticipated in the disposition of intellectual property) of eligible intellectual property of the Borrowers, provided that the aggregate amount of the FILO Borrowing Base attributable to this clause (c) shall in no event exceed 30% of the Combined Loan Cap (as hereinafter defined); minus

(c)	applicable reserves established by the Administrative Agent in its Permitted Discretion (provided that such reserves shall not be duplicative of reserves maintained against the Borrowing Base).

CERTAIN DEFINED TERMS:	“Combined Loan Cap” means, at any time, (a) the lesser of (i) the Borrowing Base at such time and (ii) the Revolver Loan Cap at such time (determined in the case of both clauses (i) and (ii) without giving effect to the FILO Term Loan Push Down Reserve) plus (b) the lesser of (x) the principal amount of the FILO Term Loans and (y) the FILO Borrowing Base at such time.

“Excess Availability” shall mean the result of (a) the Revolver Loan Cap at such time minus (b) the aggregate principal amount of ABL Loans and the maximum drawing amount of Letters of Credit issued under the ABL Facility at such time.

“FILO Inventory Advance Rate” means with respect to eligible inventory, (a) prior to the eighteen (18) month anniversary of the Closing Date, 7.5%, and (b) from and after the eighteen (18) month anniversary of the Closing Date, 5%.

“FILO IP Advance Rate” means with respect to eligible intellectual property, (a) prior to the first anniversary of the Closing Date, 65%, (b) from and after the first anniversary of the Closing Date, but prior to the second anniversary thereof, 60%, (c) from and after the second anniversary of the Closing Date, but prior to the third anniversary thereof, 55%, (d) from and after the third anniversary of the Closing Date, but prior to the fourth anniversary thereof, 50%, and (e) from and after the fourth anniversary of the Closing Date, 45%.

“FILO Term Loan Push Down Reserve” shall mean at any time the outstanding amount of the FILO Term Loans under the FILO Term Loan Facility exceeds the FILO Borrowing Base, a reserve maintained against the Borrowing Base in an amount equal to the amount of such excess.

“Permitted Discretion” shall mean a determination made by the Administrative Agent in good faith in the exercise of its reasonable (from the perspective of an asset-based lender) business judgment.

“Qualified Cash” means, at any time, all designated cash and cash equivalents of the Borrowers and Guarantors maintained at such time in one or more segregated accounts at Bank of America, under the sole control and dominion of the Administrative Agent.

“Revolver Loan Cap” shall mean the lesser of (a) the Borrowing Base at such time and (b) the aggregate commitments of the Lenders under the ABL Facility.

ELIGIBILITY:	Criteria for eligible credit card receivables, eligible wholesale accounts receivable, eligible leased department receivables, eligible inventory (including eligible in-transit inventory and eligible leased department inventory), eligible intellectual property and Qualified Cash will be defined in the Credit Facilities Documentation in accordance with the Administrative Agent’s customary practices and as appropriate under the circumstances, as determined by the Administrative Agent pursuant to field examinations and other due diligence. The Administrative Agent will retain the right from time to time to establish or modify standards of eligibility that it deems necessary or appropriate in its Permitted Discretion.

PURPOSE:	The proceeds of the Senior Credit Facilities shall be used to (i) refinance certain existing indebtedness of the Company and its subsidiaries (including, without limitation, indebtedness under the Existing Credit Agreements (as hereinafter defined)), (ii) pay fees and expenses incurred in connection with the Transactions; and (iii) provide ongoing working capital and for other general corporate purposes of the Borrower and its subsidiaries.

TRANSACTIONS:	The (a) entering into, and funding of, the Senior Credit Facilities, (b) repayment in full of the Existing Credit Agreements and the release of the liens securing such indebtedness and (c) the related obligations and related transactions (collectively, the “Transactions”).

CLOSING DATE:	The date on which execution of definitive loan documentation occurs and the conditions precedent to the initial funding of the advances are satisfied under the Senior Credit Facilities, which shall occur on or before November 30, 2018 (the “Closing Date”).

INTEREST RATES:	As set forth in Addendum I attached hereto.

MATURITY:	The Senior Credit Facilities shall terminate and all amounts outstanding thereunder shall be due and payable in full five (5) years after the Closing Date.

AVAILABILITY:	The ABL Loans under the ABL Facility may be made, and Letters of Credit may be issued, on a revolving basis up to the full amount of the ABL Facility, subject to compliance with the Borrowing Base requirements.

MANDATORY

PREPAYMENTS:	Borrowers will be required to repay the ABL Loans and provide cash collateral to the extent that the ABL Loans and Letters of

Credit exceed the Revolver Loan Cap, in each case, in cash without any prepayment premium or penalty (but including all breakage or similar costs; provided that, if after giving effect to any such prepayment and cash collateralization of ABL Loans, the FILO Term Loans under the FILO Term Loan Facility exceeds the FILO Borrowing Base, the Borrowers will be required to repay the FILO Term Loans in an amount equal to such excess).

At any time there is a Cash Dominion Event (as hereinafter defined), all proceeds of Collateral and all amounts deposited in the collection account with the Administrative Agent shall be applied to the obligations under the Senior Credit Facilities in a manner to be agreed, provided, however, that, (x) except during the existence and continuation of an event of default, no such proceeds shall be required to be applied to the FILO Term Loans and (y) any such application of proceeds to the ABL Facility shall be made without a reduction in the commitments thereunder.

OPTIONAL PREPAYMENTS

AND COMMITMENT

REDUCTIONS:	The ABL Facility may be prepaid in whole or in part at any time without premium or penalty, subject to reimbursement of the ABL Lenders’ breakage and redeployment costs in the case of prepayment of LIBOR borrowings. The FILO Term Loans may not be prepaid except as expressly provided under the “Senior Credit Facilities” above. The unutilized portion of the commitments under the ABL Facility may be irrevocably reduced or terminated by the Borrowers at any time without penalty.

SECURITY:

Each Borrower and each of the Guarantors shall grant the Administrative Agent and the Lenders valid and perfected liens and security interests in substantially all of its assets (subject to certain exceptions to be set forth in the Credit Facilities Documentation (as hereinafter defined), collectively “Collateral”); provided that the Administrative Agent (for the benefit of the Lenders and the other secured parties) shall at all times be granted a valid and perfected first priority lien and security interest in all assets of the Borrowers and each Guarantor consisting of the following property and assets, in each case, whether now owned or hereafter acquired (“ABL Priority Collateral”): (i) inventory, (ii) accounts receivable (including wholesale accounts receivable and eligible leased department receivables), (iii) payment intangibles (including such payment intangible consisting of credit card accounts receivable), (iv) bank accounts and securities accounts, money, cash and cash equivalents (including, without limitation, all Qualified Cash), (v) intellectual property, including customer lists, (vi) to the extent evidencing, governing, securing or otherwise reasonably related to any of the foregoing: all documents, instruments, general intangibles, supporting obligations, commercial tort claims, letters of credit, letter of credit rights, and all customer lists, (vi) all books, records and documents related to the foregoing (including databases, customer lists and other records, whether tangible or electronic, which contain any information relating to any of the foregoing), and (vii) all proceeds and products of any or all of the foregoing (including, without limitation, insurance proceeds, general intangibles, chattel paper, investment property, instruments and letter of credit rights relating to any of the foregoing and other proceeds or products of any of the foregoing), proceeds of business interruption and other insurance and claims against third parties.

The Administrative Agent and its agents shall at all times have a license (the “ABL License”) to use all Collateral not consisting of ABL Priority Collateral (hereinafter “Other Collateral”) including, without limitation, all machinery and equipment, owned real estate, leaseholds and fixtures of the Borrowers and each Guarantor, in connection with the exercise of remedies with respect to, or the sale or other disposition of, Collateral.

The Security shall ratably secure the relevant party’s obligations in respect of the Senior Credit Facilities and any Hedging Obligations and Banking Product Obligations.

Notwithstanding the foregoing to the contrary, real property of the Loan Parties shall not be subject to any mortgages in favor of the Administrative Agent.

CASH MANAGEMENT:

All collections and proceeds from Collateral (the “Cash Proceeds”) will be deposited either directly into the concentration account with Bank of America or concentrated into an account at an institution for which the Administrative Agent has in place a control agreement reasonably satisfactory to it and the Borrowers. The Borrowers, the Guarantors and their subsidiaries shall establish cash management procedures reasonably acceptable to the Administrative Agent. Not later than 60 days after the Closing Date, (x) the Administrative Agent shall have received control agreements in form and substance reasonably satisfactory to it and the Borrowers with respect to each concentration account, deposit account and securities account owned by the Borrowers and Guarantors (other than fiduciary and payroll accounts) and (y) the Loan Parties shall cause, upon the occurrence of a Cash Dominion Event (as hereinafter defined), all amounts received in the concentration accounts and any other blocked accounts established by the Borrowers and the Guarantors to be swept to the collection account maintained with the Administrative Agent and applied to the obligations under the Senior Credit Facilities in the manner specified under the section entitled “Mandatory Prepayments” above.

“Cash Dominion Event” shall mean (a) the occurrence of an event of default or (b) the date on which Excess Availability is less than the greater of (i) $8,000,000 and (ii) 12.5% of the Combined Loan Cap at such time; provided, however, that to the extent that the Cash Dominion Event has occurred due to (i) clause (a) of this definition, if all events of default are cured or waived or otherwise no longer exist, or (ii) clause (b) of this definition, if Excess Availability shall be equal to or greater than the greater of (x) 12.5% of the Combined Loan Cap and (y) $8,000,000 for at least sixty (60) consecutive days, in each case, the Cash Dominion Event shall no longer be deemed to exist or be continuing until such time as an event of default shall have occurred or Excess Availability may again be less than the amount in clause (b) of this definition. In no event shall a Cash Dominion Event terminate more than two (2) times in any twelve (12) month period or more than four (4) times during the term of the Senior Credit Facilities.

TREASURY MANAGEMENT:	No later than 60 days after the Closing Date or except as otherwise agreed to by the Administrative Agent, Borrowers agree to maintain their primary domestic operating, disbursement and investment accounts, and all related cash management and treasury banking business, with Bank of America or its affiliates.

CONDITIONS PRECEDENT

TO CLOSING:	The closing and the initial extension of credit under the Senior Credit Facilities will be subject to satisfaction of the conditions precedent deemed appropriate by the Administrative Agent for asset based credit facilities generally and for this transaction in particular, including, but not limited to, the following:

(i)	The negotiation, execution and delivery of definitive documentation with respect to the Senior Credit Facilities satisfactory to the Lead Arranger, the Administrative Agent, the Loan Parties and the Lenders (collectively, the “Credit Facilities Documentation”).

(ii)	All filings, recordations and searches necessary or desirable in connection with the perfection of liens and security interests referred to under the section entitled “Security” set forth above shall have been duly made; all filing and recording fees and taxes shall have been duly paid. The Lenders shall be satisfied with the amount, types and terms and conditions of all insurance maintained by the Borrowers and their subsidiaries; and the Lenders shall have received customary endorsements naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies.

(iii)	The Administrative Agent shall have received satisfactory opinions of counsel to the Borrowers and the Guarantors (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents for the Senior Credit Facilities) and of appropriate local counsel and such corporate resolutions, certificates and other documents as the Administrative Agent shall reasonably require.

(iv)	Receipt of all governmental, shareholder and third party consents and approvals necessary (if any) in connection with the Transactions and the related financings and other transactions contemplated hereby and expiration of all applicable waiting periods (if any) without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on the Borrower and its subsidiaries or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could have such effect.

(v)	Absence of any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to result in a Material Adverse Effect (as defined in the Commitment Letter).

(vi)	The absence of any action, suit, investigation or proceeding pending or, to the knowledge of any Loan Party, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to have a Material Adverse Effect.

(vii)	Receipt of pro forma consolidated financial statements as to the Company and its subsidiaries giving effect to all elements of the Transactions to be effected on or before the Closing Date, and forecasted balance sheet, statements of income and cash flows, prepared on a quarterly basis for the first year following the Closing Date and on an annual basis through the maturity date (including, without limitation, twelve (12) month Excess Availability projections) prepared by management of the Company and its subsidiaries, each in form satisfactory to the Administrative Agent and the Lenders, as the Administrative Agent shall reasonably request.

(viii)	The Lenders shall have received certification as to the financial condition and solvency of the Borrowers and each Guarantor (after giving effect to the Transactions and the incurrence of indebtedness related thereto) from the chief financial officer of the appropriate entities.

(ix)	The Lenders shall have completed a due diligence investigation of the Company and its subsidiaries in scope, and with results, satisfactory to the Lenders.

(x)	The Administrative Agent shall have received a borrowing base certificate dated as of a date mutually agreed, executed by a financial officer of the Borrowers, which shall be in form and substance reasonably acceptable to the Administrative Agent, demonstrating Excess Availability under the ABL Facility, after giving effect to the Transactions and all extensions of credit under the Senior Credit Facilities on such date, of not less than thirty-five percent (35%) of the Combined Loan Cap.

(xi)	The Administrative Agent shall have received an inventory appraisal, intellectual property appraisal and field exam in respect of the assets of the Borrowers and their subsidiaries, which shall be in form and substance and with results satisfactory to Administrative Agent and the Lead Arranger.

(xii)	The Administrative Agent shall have received acceptable payoff letters and other evidence reasonably satisfactory to Administrative Agent with respect to that certain (A) Amended and Restated Credit Agreement, dated as of March 25, 2016, among the Borrowers, the other Loan Parties party thereto, the lenders and other parties party thereto and Wells Fargo Bank, National Association, as administrative agent (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing ABL Credit Agreement”) and (B) Term Loan Credit Agreement, dated as of February 1, 2018, among the Borrowers, the other Loan Parties party thereto, the lenders and other parties party thereto and Pathlight Capital, LLC, as administrative agent (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Term Credit Agreement” and, together with the Existing ABL Credit Agreement, the “Existing Credit Agreements”) which, among other things, (x) evidence that, upon the making of the initial extension of credit on the Closing Date and the application of such funds in accordance with such payoff letters, all obligations under such facilities will have been paid and satisfied in full, and all commitments thereunder will terminate, and (y) confirm that all liens securing such existing indebtedness will be, contemporaneously with the initial funding under the Senior Credit Facilities, released and terminated.

(xiii)	Payment of all accrued fees and expenses (including fees and expenses of counsel to the Administrative Agent).

CONDITIONS PRECEDENT TO

ALL EXTENSIONS

OF CREDIT:	Each extension of credit under the Senior Credit Facilities will be subject to satisfaction of the following conditions precedent: (i) all of the representations and warranties in the Credit Facilities Documentation shall be true and correct in all material respects (or, to the extent qualified by materiality, in all respects) as of the date of such extension of credit; (ii) no event of default under the Senior Credit Facilities or incipient default shall have occurred and be continuing or would result from such extension of credit; and (iii) the aggregate principal amount of all outstanding ABL Loans and the aggregate undrawn amount of all Letters of Credit outstanding on such date, after giving effect to the applicable borrowing or issuance or renewal of a Letter of Credit, shall not exceed the Revolver Loan Cap.

REPRESENTATIONS AND

WARRANTIES:	Usual and customary for transactions of this type.

COVENANTS:	Those affirmative, negative and financial covenants (applicable to the Borrowers and their subsidiaries) customarily found in transactions of this type, provided that the definitive loan documents shall:

(a)	Borrowing Base Certificates – Require delivery of borrowing base certificates on a monthly basis, or weekly at any time after (i) the occurrence of an event of default or (ii) the date on which Excess Availability is less than the greater of (x) $8,000,000 or (y) 12.5% of the Combined Loan Cap at such time; provided that weekly Borrowing Base Certificates shall continue to be delivered until the date that no default or event of default is continuing, and/or as, applicable, Excess Availability as required above, shall have exceeded such levels, at all times, for a period of sixty (60) consecutive days.

(b)	Field Exams and Appraisals – Permit one (1) field examination, one (1) inventory appraisal and one (1) intellectual property appraisal during each twelve (12) month period at the expense of the Borrowers; provided that (a) (i) if at any time Excess Availability is less than the greater of (x) $10,000,000 or (y) 17.5% of the Combined Loan Cap, the Administrative Agent may conduct two (2) field examinations, two (2) inventory appraisals and two (2) intellectual property appraisals during the following twelve (12) month period at the expense of the Borrowers and (ii) at any time during the continuation of an event of default, field examinations and inventory appraisals may be conducted (at the expense of the Borrowers) as frequently as determined by the Administrative Agent in its reasonable discretion and (b) one (1) additional field examination, one (1) additional inventory appraisal, and one (1) additional intellectual property appraisal during any twelve (12) consecutive month period may be conducted by the Administrative Agent at the expense of the Lenders.

(c)	Acquisitions; Prepayments of Debt; Restricted Payments – Permit the Borrowers to make dividends, restricted payments or other distributions, investments, acquisitions, voluntary prepayments of other debt (subject to any applicable subordination provisions), subject to the satisfaction of the Payment Conditions. The term “Payment Conditions” means, at the time of determination with respect to any specified transaction or payment the following:

(A)	as of the date of any such specified transaction or payment, and after giving effect thereto, no default or event of default shall exist or have occurred and be continuing;

(B)	as of the date of any such specified transaction or payment, on a pro forma basis, and after giving effect thereto, either:

(1)	Excess Availability on such date and as projected at all times for the immediately succeeding six (6) month period shall be equal to or greater than the greater of (I) 17.5% (or, in the case of any dividend, restricted payment or other distribution, 20%) of the Combined Loan Cap and (II) $10,000,000 (or, in the case of any dividend, restricted payment or other distribution, $12,500,000), or

(2)	(x) Excess Availability on such date and as projected at all times for the immediately succeeding six (6) month period shall be equal to or greater than 12.5% (or, in the case of any dividend, restricted payment or other distribution, 15%) of the Maximum Borrowing Amount, and (y) the Consolidated Fixed Charge Coverage Ratio (to be defined as (with financial definitions to be agreed) the ratio of (A) (i) EBITDA (defined in a manner consistent with the Existing Term Credit Agreement) minus (ii) the sum of (1) unfinanced capital expenditures (other than from the proceeds of Loans) plus (2) cash tax expense to (B) the sum of (i) debt service charges, plus (ii) restricted payments and distributions) based on the most recent financial statements received by the Administrative Agent prior to the date thereof for the period of twelve (12) months) most recently ended, shall not be less than 1.00:1.00; and,

The Administrative Agent shall have received a certificate of an authorized officer of the Borrowers certifying as to compliance with the preceding clauses and demonstrating (in reasonable detail) the calculations required thereby.

(f)	Excess Availability – Require that the Borrowers shall at all times maintain Excess Availability of not less than the greater of (i) $7,500,000 and (ii) 10.0% of the Combined Loan Cap.

EVENTS OF DEFAULT:	Usual and customary in transactions of this type.

ASSIGNMENTS AND

PARTICIPATIONS:	ABL Facility Assignments: Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to other financial institutions in respect of the ABL Facility in a minimum amount equal to $5 million.

FILO Term Loan Facility Assignments: Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to other financial institutions in respect of the FILO Term Loan Facility in a minimum amount equal to $1 million.

Consents: The consent of the Borrowers will be required unless (i) an Event of Default has occurred and is continuing or (ii) the assignment is to a Lender, an affiliate of a Lender or an Approved

Fund (as such term shall be defined in the Credit Facilities Documentation). The consent of the Administrative Agent will be required for any assignment (i) in respect of the ABL Facility or an unfunded commitment under either FILO Term Loan Facility to an entity that is not a Lender with a commitment in respect of the applicable Senior Credit Facility, an affiliate of such Lender or an Approved Fund in respect of such Lender or (ii) of any outstanding term loan to an entity that is not a Lender, an affiliate of a Lender or an Approved Fund. The consent of the Issuing Banks and the Swingline Lender will be required for any assignment under the ABL Facility. The Borrowers’ consent shall be deemed to have been given if the Borrowers have not responded within ten (10) business days of an assignment request made in writing.

Assignments Generally: An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Administrative Agent in its sole discretion. Each Lender will also have the right, without consent of the Borrowers or the Administrative Agent, to assign as security all or part of its rights under the Credit Facilities Documentation to any Federal Reserve Bank. No assignment or participation may be made to natural persons, any Loan Party or any of their affiliates or subsidiaries, or any holder of any subordinated debt of a Loan Party.

Participations: Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate, maturity date and releases of all or substantially all of the collateral securing the Senior Credit Facilities or all or substantially all of the value of the guaranty of the Borrowers’ obligations made by the Guarantors.

WAIVERS AND

AMENDMENTS:

Amendments and waivers of the provisions of the credit agreement and other definitive Credit Facilities Documentation will require the approval of Lenders holding loans and commitments representing more than 50% of the aggregate amount of the loans and commitments under the Senior Credit Facilities (the “Required Lenders”), except that (a) the consent of each Lender shall be required with respect to (i) the amendment of certain of the pro rata sharing provisions, (ii) the amendment of the voting percentages of the Lenders, (iii) the release of (or subordination of the liens on) all or substantially all of the collateral securing the Senior Credit Facilities, and (iv) the release of all or substantially all of the value of the guaranty of the Borrowers’ obligations made by the Guarantors; (b) the consent of each Lender directly and adversely affected thereby shall be required with respect to (i) increases or extensions in the commitment of such Lender (it being understood and agreed that the waiver of any default, event of default or mandatory prepayment shall not constitute an extension or increase of any commitment), (ii) reductions of principal (it being understood and agreed that the waiver of any default, event of default or mandatory prepayment shall not constitute a reduction or forgiveness of principal), interest (other than the waiver of default interest) or fees, and (iii) extensions of scheduled maturities (it being understood and agreed that the waiver of any default, event of default or mandatory prepayment shall not constitute an extension of any maturity date) or times for payment; (c) the consent of 66-2/3% of the ABL Lenders (the “Supermajority ABL Lenders”) will be required with respect to: (i) increases in the percentages applied to eligible assets in the Borrowing Base and (ii) modifications to the Borrowing Base or any components thereof which would result in an increase in the amount of the Borrowing Base (but exclusive of the right of the Administrative Agent to add, increase, eliminate or reduce the amount of reserves or to exercise other discretion it may have pursuant to such provisions), and (d) the consent of 66-2/3% of the FILO Term Loan Lenders (the “Supermajority FILO Lenders”) will be required with respect to certain matters, including (i) increase in the percentages applied to eligible assets in the Borrowing Base and/or the FILO Borrowing Base, (ii) modifications to the Borrowing Base and/or the FILO Borrowing Base or any components thereof which would result in an increase in the amount of the Borrowing Base and/or the FILO Borrowing Base, as applicable (but exclusive of the right of the Administrative Agent to add, increase, eliminate or reduce the amount of reserves or to exercise other discretion it may have pursuant to such provisions), and (iii) modifications of the FILO Term Loan Push Down Reserve. Matters affecting the Administrative Agent, the Swing Line Lender, or the Fronting Bank will require the approval of such party.

The Credit Facilities Documentation shall contain customary provisions for replacing defaulting Lenders, replacing Lenders claiming increased costs, tax gross-ups and similar required indemnity payments and replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders adversely affected thereby or Supermajority ABL Lenders or Supermajority FILO Lenders, as applicable, so long as Lenders holding at least 50% of the aggregate amount of the loans and commitments under the Senior Credit Facilities shall have consented thereto.

INDEMNIFICATION:	The Loan Parties will indemnify and hold harmless the Administrative Agent, the Lead Arranger, each Lender and their respective affiliates and their partners, directors, officers, employees, agents and advisors from and against all losses, claims, damages, liabilities and expenses arising out of or relating to the Senior Credit Facilities, any other aspect of the Transactions, the Borrowers’ use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys’ fees and settlement costs. This indemnification shall survive and continue for the benefit of all such persons or entities.

GOVERNING LAW:	State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the State of New York (other than certain security documents that will be governed by local law as applicable or as the parties may otherwise agree), subject to the provisions set forth in the governing law paragraph of the Commitment Letter.

PRICING/FEES/

EXPENSES:	As set forth in Addendum I.

COUNSEL TO THE

ADMINISTRATIVE

AGENT:	Choate, Hall & Stewart LLP.

OTHER:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction. The Credit Facilities Documentation will contain customary ERISA, successor LIBOR, beneficial ownership, increased cost, withholding tax, capital adequacy and yield protection provisions and EU Bail-In language.

ADDENDUM I

PRICING, FEES AND EXPENSES

INTEREST RATES:	The interest rates per annum applicable to the Senior Credit Facilities (other than in respect of Swingline Loans) will be LIBOR plus the Applicable Margin (as hereinafter defined) or, at the option of the Borrowers, the Base Rate (to be defined as the highest of (a) the Federal Funds Rate plus 1⁄2 of 1%, (b) the Bank of America prime rate and (c) one-month LIBOR plus 1.00%) plus the Applicable Margin.

The term “Applicable Margin” means with respect to (a) with respect to the ABL Facility, a percentage per annum to be determined in accordance with the applicable pricing grid set forth below based on the Quarterly Average Excess Availability (as hereinafter defined), and (b) with respect to the FILO Term Loan Facility, a percentage per annum to be determined in accordance with the applicable pricing grid set forth below, based on the Quarterly Average Excess Availability; provided that from and after the Closing Date until the end of the second full calendar quarter ending after the Closing Date, the percentages set forth in Level II of the applicable pricing grid below shall apply. Each Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin for Base Rate loans under the ABL Facility. Notwithstanding anything to the contrary contained herein, to the extent that, at any time, LIBOR or Base Rate shall be less than zero, LIBOR or Base Rate (as applicable) shall be deemed to be zero for purposes of the Senior Credit Facilities.

“Quarterly Average Excess Availability” shall mean, for any fiscal quarter, the result, expressed as a percentage, of (a) the average daily Revolver Loan Cap, minus the average daily aggregate principal amount of loans outstanding and the average daily maximum drawing amount of Letters of Credit issued under the ABL Facility, divided by (b) the Revolver Loan Cap.

The Borrowers may select interest periods of one, two, three or six months for LIBOR loans. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

During the continuance of any default under the Credit Facilities Documentation, the Applicable Margin on obligations owing under the Credit Facilities Documentation shall increase by 2.00% per annum (subject, in all cases other than a default in the payment of principal when due, to the request of the Required Lenders).

COMMITMENT FEE:	Commencing on the Closing Date, a commitment fee of 0.25% shall be payable on the actual daily unused portions of the Senior Credit Facilities. Such fee shall be payable quarterly in arrears, commencing on the first quarterly payment date to occur after the Closing Date. Swingline Loans will not be considered utilization of the ABL Facility for purposes of this calculation.

LETTER OF CREDIT FEES:	Letter of Credit fees shall be payable on the maximum amount available to be drawn under each Letter of Credit at a rate per annum equal to the Applicable Margin from time to time applicable to ABL Loans accruing interest at the LIBOR rate. Such fees will be (a) payable quarterly in arrears, commencing on the first quarterly payment date to occur after the Closing Date, and (b) shared proportionately by the Lenders under the ABL Facility. In addition, a fronting fee shall be payable to each Issuing Bank for its own account, in an amount equal (i) with respect to each commercial Letter of Credit, 0.125% of the stated amount of such Letter of Credit, payable upon the issuance thereof, and (ii) with respect to each standby Letter of Credit issued and outstanding, 0.125% per annum of the amount available to be drawn under such Letter of Credit, payable quarterly in arrears, commencing on the first quarterly payment date to occur after the Closing Date.

PRICING GRID

ABL FACILITY

Level	Quarterly Average Excess Availability	Applicable Margin for LIBOR Loans/ Letter of Credit Fees	Applicable Margin for Base Rate Loans
I	Greater than 67% of the Revolver Loan Cap	1.50%	0.50%
II	Less than or equal to 67% of the Revolver Loan Cap and greater than 33% of the Revolver Loan Cap	1.75%	0.75%
III	Less than or equal to 33% of the Revolver Loan Cap	2.00%	1.00%

PRICING GRID

FILO TERM LOAN FACILITY

Level	Quarterly Average Excess Availability	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans
I	Greater than 67% of the Revolver Loan Cap	3.25%	2.25%
II	Less than or equal to 67% of the Revolver Loan Cap and greater than 33% of the Revolver Loan Cap	3.50%	2.50%
III	Less than or equal to 33% of the Revolver Loan Cap	3.75%	2.75%

CALCULATION OF

INTEREST AND FEES:	Other than calculations in respect of interest at the Bank of America prime rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360 day year.

COST AND YIELD

PROTECTION:	Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

EXPENSES:	The Borrowers will pay all reasonable costs and expenses associated with the preparation, due diligence, administration, syndication and closing of all loan documentation, including, without limitation, the legal fees of counsel to the Administrative Agent and the Lead Arranger, regardless of whether or not the Senior Credit Facilities are closed. The Borrowers will also pay the expenses of the Administrative Agent and each Lender in connection with the enforcement of any of the loan documentation.